                  AS FILED WITH THE COMMISSION ON JULY 20, 1998
                                                   REGISTRATION NO. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                                LEAR CORPORATION
             (Exact name of registrant as specified in its charter)



         Delaware                                        13-3386776
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)




     21557 Telegraph Road                                        48034
     Southfield, Michigan                                        -----
     --------------------
                                                               (zip code)
(Address of principal executive offices)


              Lear Corporation Executive Supplemental Savings Plan

                            (Full title of the Plan)
--------------------------------------------------------------------------------
                               Joseph F. McCarthy
                  Vice President, Secretary and General Counsel
                                Lear Corporation
                              21557 Telegraph Road
                           Southfield, Michigan 48034
                           --------------------------
                     (Name and address of agent for service)
                                 (248) 746-1500
          --------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

 -----------------------------------------------------------------------------------------------------------------------------------
TITLE OF SECURITIES                    AMOUNT TO BE    PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE     AMOUNT OF
TO BE REGISTERED                        REGISTERED        PRICE PER SHARE               OFFERING PRICE (1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Lear Corporation Executive Supplemental
Savings Plan Obligations (2) . . . . . .$10,000,000            100%                         $10,000,000                  $2,950
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h).
(2) The Lear Corporation Executive Supplemental Savings Plan Obligations
    (the "Obligations") are unsecured obligations of Lear Corporation to pay deferred compensation in the future in accordance with the Lear Corporation Executive Supplemental Savings Plan (the "Plan").

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        Lear Corporation (the "Company") hereby incorporates the following documents herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998;

         (c) The Company's current Report on Form 8-K dated June 30, 1998;

         (d) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or after December 31, 1997; and

         (e) The description of the Company's Common Stock, $.01 par value per share, contained in the Company's registration statement on Form 8-A, as amended by Amendment No. 1 on Form 8-A/A filed on April 5, 1994, including any subsequent amendment or any report or other filing with the Securities and Exchange Commission (the "SEC") updating such description.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which removes from registration all such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

         Under the Lear Corporation Executive Supplemental Savings Plan (the"Plan"), the Company provides eligible employees ("Participants"), who are prohibited from fully contributing to the Lear Corporation Salaried Retirement Savings Plan (the "Retirement Plan") due to limitations imposed by the Internal Revenue Code, the opportunity to defer a portion of their current cash compensation. The portions of compensation deferred under such elections are referred to herein as "Obligations." The Plan also provides benefits that would have been earned under the Retirement Plan and/or the Lear Corporation Salaried Pension Plan and/or the Lear Corporation Pension Equalization Program if the Participant had not elected to defer compensation into either the Plan or the Management Stock Purchase Program under the Lear Long-Term Stock Incentive Plan. The Company herein registers $10,000,000 of Obligations.

         Each Participant defers compensation in accordance with the Plan, pursuant to an irrevocable election made by the Participant. The Company will account for deferred compensation, together with any Company matching contributions, by establishing bookkeeping accounts for each Participant. Accounts established under the Plan shall be credited monthly at the monthly compound equivalent of the Prime Rate (as in effect at the beginning of each calendar quarter). Obligations to Participants will be paid in cash in accordance with the Participant's deferral election.

         All Obligations under the Plan and the establishment of individual bookkeeping accounts shall be deemed not to have created a trust, and no Participant shall have an ownership interest in any such account. Obligations are unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company's insolvency. Obligations, under the terms of the Plan, do not benefit from any affirmative or negative pledge or covenant from the Company.

         A Participant's rights to any amounts credited to his accounts may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant and may only pass upon the Participant's death pursuant to a beneficiary designation made by a Participant in accordance with the terms of the Plan. Obligations are not subject to early redemption, in whole or in part, except as specified in the Plan. Obligations are not convertible into any other security of the Company. The Company reserves the right to amend, merge, consolidate or terminate the Plan; provided, however, that any such action shall not adversely affect the amount that any Participant is entitled to receive.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in any action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

         Reference is also made to Section 102(b)(7) of the GCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

         The certificate of incorporation of the Company provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the GCL and the by-laws of the Company provide that the Company shall indemnify its directors and officers to the full extent permitted by Section 145 of the GCL.

         The Company has directors and officers liability insurance that insures the directors and officers of the Company against certain liabilities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not Applicable.


ITEM 8.    EXHIBITS

         A list of exhibits is set forth on the Index to Exhibits.

ITEM 9. UNDERTAKINGS

         (a) The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to
         Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plan pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, Michigan on the 17 day of July, 1998.


                                          LEAR CORPORATION


                                          By: /s/ Kenneth L. Way
                                             ----------------------
                                          Kenneth L. Way
                                          Chairman of the Board and
                                          Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth L. Way, Robert E. Rossiter and James H. Vandenberghe and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                          Title                                Date

/s/ Kenneth L. Way
----------------------------------------           Chairman of the Board and            July 17, 1998
Kenneth L. Way                                     Chief Executive Officer
                                                   (Principal Executive Officer)

/s/ Robert E. Rossiter
----------------------------------------           Director, President and Chief        July 17, 1998
Robert E. Rossiter                                 Operating Officer --
                                                   International Operations

/s/ James H. Vandenberghe
----------------------------------------           Director, President and Chief        July 17, 1998
James H. Vandenberghe                              Operating Officer -- North
                                                   American Operations

/s/ Donald J. Stebbins
----------------------------------------           Senior Vice President and            July 17, 1998
Donald J. Stebbins                                 Chief Financial Officer
                                                   (Principal Financial and
                                                   Principal Accounting Officer)

/s/ Gian Andrea Botta
----------------------------------------           Director                             July 17, 1998
Gian Andrea Botta

/s/ Irma B. Elder
----------------------------------------           Director                             July 17, 1998
Irma B. Elder

/s/ Larry W. McCurdy
----------------------------------------           Director                             July 17, 1998
Larry W. McCurdy

/s/ Roy E. Parrott
----------------------------------------           Director                             July 17, 1998
Roy E. Parrott


/s/ Robert W. Shower
----------------------------------------           Director                             July 17, 1998
Robert W. Shower

/s/ David P. Spalding
----------------------------------------           Director                             July 17, 1998
David P. Spalding

/s/ James A. Stern
----------------------------------------           Director                             July 17, 1998
James A. Stern


                                EXHIBIT INDEX


        EXHIBIT
        NUMBER                                                       DESCRIPTION

         4.1                        Lear Corporation Executive Supplemental Savings Plan, filed herewith

         4.2                        First Amendment to the Lear Corporation Executive Supplemental Savings Plan, filed herewith

         4.3                        Lear Corporation Executive Supplemental Savings Plan Deferred Compensation
                                    Agreement, filed herewith

         4.4                        Lear Corporation Executive Supplemental Savings Plan Beneficiary Designation Form,
                                    filed herewith

         5.1                        Opinion of Winston & Strawn re legality of securities issued

         23.1                       Consent of Arthur Andersen LLP

         23.3                       Consent of Winston & Strawn (contained in Exhibit 5.1 hereof)

         24.1                       Powers of Attorney (included on the signature page hereof)